Exhibit 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Kingstone Companies, Inc. on Form S-3 (No. 333-134102, No. 333-215426 and 333-221615) and Form S-8 (No. 333-132898, No. 333-173351, No. 333-191366 and No. 333-207986) of our report dated March 15, 2018, with respect to our audits of the consolidated financial statements of Kingstone Companies, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for the years then ended, and our report dated March 15, 2018 with respect to our audit of the effectiveness of internal control over financial reporting of Kingstone Companies, Inc. as of December 31, 2017, which reports are included in this Annual Report on Form 10-K of Kingstone Companies, Inc. for the year ended December 31, 2017.

/s/ Marcum LLP

Marcum LLP
Hartford, CT

March 15, 2018